Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Aurvandil Acquisition Corp. on Form S-1 of our report dated April 2, 2021, which contains an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Aurvandil Acquisition Corp. as of March 4, 2021 and for the period from February 10, 2021 (inception) through March 4, 2021, which report appears in the Prospectus, which is part of this Registration Statement We also consent to the reference to our Firm under the heading “Experts” in such Prospectus

/s/ Marcum LLP

Marcum LLP

New York, NY

April 2, 2021